EXHIBIT 99.1

Sucampo Pharmaceuticals, Inc. Reports Fourth Quarter and Full Year 2013 Financial and Operating Results

Full Year Net Income Excluding Special Items of $9.4 Million, Up 94% over 2012 and Exceeds Guidance

Company to Host Conference Call Today at 5:00 pm Eastern

BETHESDA, Md., Feb. 26, 2014 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (Nasdaq:SCMP), a global biopharmaceutical company, today reported consolidated financial results for the fourth quarter and full year ending December 31, 2013, with earnings that exceeded Sucampo's previously-issued guidance.

Financial Highlights for the Fourth Quarter of 2013

  Net Income excluding Special Items was $2.4 million compared to $13.5 million in the same period in 2012. GAAP net income was $2.2 million compared to $13.5 million in the same period in 2012. The decrease was due to the receipt of a $15.0 million milestone in the fourth quarter of 2012 that did not occur in 2013.
  Total revenues were $24.5 million, compared to $34.9 million in the same period in 2012. The decrease in revenue compared to the prior year was driven by the receipt of a $15.0 million milestone payment in the fourth quarter of 2012 associated with the launch of AMITIZA® (lubiprostone) in Japan. Excluding the impact of the milestone payment, revenue increased $4.6 million in the fourth quarter of 2013 versus the prior year.
  United States (U.S.) net sales of AMITIZA, as reported to us by our partner, Takeda Pharmaceuticals U.S.A., Inc. (Takeda), for royalty calculation purposes, increased 4.6% to $78.0 million in the fourth quarter of 2013, compared to $74.6 million in the same period of 2012.
  Diluted earnings per share excluding Special Items were $0.06 compared to $0.32 in the same period in 2012. GAAP diluted earnings per share (EPS) were $0.05 compared to $0.32 in the same period in 2012.

Financial Highlights for the Full Year of 2013

  Net Income excluding Special Items was up 94% to $9.4 million compared to $4.8 million in the same period in 2012. GAAP net income was $6.4 million compared to $4.8 million in the same period in 2012.
  Total revenues were $89.6 million compared to $81.5 million in the same period in 2012, a growth rate of 9.9%.
  U.S. net sales of AMITIZA, as reported to us by our partner, Takeda, for royalty calculation purposes, increased 3.8% to $282.1 million for 2013, compared to $271.9 million for 2012.
  Diluted earnings per share excluding Special Items were $0.22 compared to $0.12 in the same period in 2012. GAAP diluted EPS were $0.15 compared to $0.12 in the same period in 2012.
	Three Months Ended December 31,	Year Ended December 31,
(In thousands, except per share data)	2013	2013
Total revenues	$ 24,490	$ 89,594
GAAP Diluted EPS	0.05	0.15
Non-GAAP Diluted EPS that exclude RESCULA inventory/samples non-cash write-off and restructuring costs[1]	0.06	0.22
GAAP net income[2]	2,153	6,419
Non-GAAP net income that excludes RESCULA inventory/samples non-cash write-off and restructuring costs[1,2]	2,420	9,402

1. Sucampo is providing certain 2013 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors' understanding of Sucampo's performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

2. Net income is attributable to Sucampo Pharmaceuticals, Inc. on a consolidated basis.

"2013 was a year of significant growth for Sucampo," said Ryuji Ueno, M.D., Ph.D., Ph.D., the company's co-founder, who as previously reported is stepping down as Chairman and member of the Board of Directors (Board) and Chief Executive Officer (CEO) on March 3, 2014 and as Chief Scientific Officer (CSO) on March 31, 2014. "AMITIZA received approval as the first and only oral prescription treatment option for opioid induced constipation (OIC) in adult patients with chronic, non-cancer pain, bringing an important new treatment to patients who suffer from this debilitating side effect of chronic opioid use. Sales for AMITIZA continued to increase in Japan, and with the launch of AMITIZA for chronic idiopathic constipation (CIC) in Switzerland, Sucampo is now recognizing revenue on three continents. We also made important progress in making RESCULA® (unoprostone isopropyl) commercially available in the U.S., and we made important advances in our clinical development programs. As I prepare to transition out of my roles as CEO, member and Chairman of the Board and CSO with Sucampo, I am confident that under the leadership of the new CEO, we are well-positioned to accelerate our legacy of growth."

Fourth Quarter 2013 and Recent Highlights

AMITIZA in the U.S.

  AMITIZA total prescriptions increased 5% in 2013 and 6% in the fourth quarter. Total prescriptions of AMITIZA in 2013 were 1.3 million, the highest total in one year ever recorded for AMITIZA. Fourth quarter total prescriptions of AMITIZA were 341,000, making the fourth quarter in 2013 the highest ever.

  Among pain specialists, the monthly average total prescriptions for AMITIZA increased 31% since OIC approval in April and through the month of December, as compared to the eight months prior to approval.

  AMITIZA maintained a preferred managed care position, with 90% of insured lives covered nationally.

AMITIZA in Global Markets

  Sucampo revenue from sales of AMITIZA in Japan was $5.1 million in the fourth quarter of 2013, an increase of $0.1 million versus Q4 2012 which was the initial inventory stocking quarter for the product launch. For 2013, Sucampo revenue from sales of AMITIZA in Japan was $15.8 million, an increase of 215% versus 2012, in which AMITIZA was launched in late November.

  Sucampo made AMITIZA available in the United Kingdom (U.K.) in the latter half of the fourth quarter of 2013.

  In Switzerland, Sucampo showed sequential quarterly sales growth for AMITIZA for CIC. Additionally, in February, Sucampo announced that the Bundesamt für Gesundheit (BAG) in Switzerland revised several limitations with which AMITIZA was first approved for reimbursement and inclusion in its specialty list, allowing all Swiss physicians to prescribe AMITIZA, not just Swiss gastroenterologists, and increasing the maximum treatment duration of AMITIZA from 12 to 52 weeks before a review is needed by a health insurance health care practitioner.

  Sucampo continued partnership discussions for strategic alliances for AMITIZA for global markets outside of the U.S. and Japan, including China, Russia, Europe, Latin America and emerging markets.

Research & Development

  In December, Sucampo announced the initiation of a global pivotal phase 3 clinical program of lubiprostone in pediatric functional constipation, with the anticipation of the first patient to roll over into a long-term safety extension study within the first half of 2014. Sucampo plans to initiate another well-controlled study in younger children with pediatric functional constipation following successful completion of the adult study of the liquid formulation, which is expected within the first half of 2014.

  Also in December, Sucampo announced the results of its double-blind, placebo-controlled phase 2a proof of concept study evaluating an intravenous (IV) formulation of our proprietary ion channel activator in patients with lumbar spinal stenosis (LSS), a degenerative disease of the lumbar spine. A responder analysis of data from the trial revealed that patients receiving the ion channel activator experienced a statistically significant improvement in pain, as determined by improvements in the Visual Analog Scale (VAS) pain score, versus placebo (94.4% versus 62.5%; p=0.035). Sucampo plans to conduct an additional phase 2a study in the second half of 2014 to evaluate the clinical effectiveness of the IV ion channel activator. Sucampo also plans to initiate a phase 1b study in the first quarter of 2014 for its oral ion channel activator for LSS.

  In October, Sucampo announced that its development partner, R-Tech Ueno Ltd., completed patient enrollment of a phase 3 clinical trial for unoprostone isopropyl for retinitis pigmentosa in Japan. A substantial portion of the development costs for the program are being funded by the Japan Science and Technology Agency. Sucampo has rights to the clinical data for potential filing in Europe and the U.S., where unoprostone isopropyl has orphan drug designation, and Sucampo will decide on future development assuming the Japanese trial is successful.

  Sucampo initiated a phase 1b trial for cobiprostone for the treatment of oral mucositis, a debilitating side effect of chemotherapy and radiation therapy in cancer patients, in the fourth quarter of 2013.

Corporate

  Sucampo recently announced that Peter Greenleaf will join Sucampo as CEO and a member of the Board on March 3. Dr. Ueno will step down as CEO and member and Chairman of the Board on March 3, and as CSO on March 31. Dan Getman, Ph.D., will become Chairman of the Board on March 3.

  Dr. Ueno, as the Co-founder, Chairman Emeritus and Scientific Advisor, will provide consulting services to Sucampo on the development of its pipeline and other strategic activities.
2013 Value Drivers:

Sucampo achieved eleven (denoted with a +) of its thirteen value drivers for 2013; unchecked items are still in progress:

AMITIZA

U.S.
+ Achieved approval of the OIC indication for AMITIZA in the U.S.
+ Received a $10.0 million milestone payment from Takeda upon the approval and first commercial sale of AMITIZA for OIC in the U.S.

Global
• Engaging in discussions for strategic alliances for AMITIZA for new indications and new territories outside of the U.S., including Latin America, China, Russia, Europe and emerging markets

Japan
+ Strong sales growth of AMITIZA

Europe
+ Began active marketing of AMITIZA for CIC in Switzerland
+ Completed in the first half of 2013 the submission for regulatory approval of AMITIZA in the U.K. and Switzerland for the treatment of OIC. Sucampo anticipates approval from each respective regulatory authority in the first half of 2014
• Submission of filings via the mutual recognition procedure (MRP) for AMITIZA in other European markets following the U.K. OIC approval
+ Filed for National Institute for Health and Care Excellence endorsement for CIC and OIC and launched AMITIZA in the U.K.

RESCULA
+ Launched RESCULA in February in the U.S.

Pipeline

Lubiprostone
+ Achieved First Patient First Visit in our AMITIZA phase 3 trial for pediatric functional constipation in the second half of 2013

Oral Mucositis
+ Completed our oral mucositis phase 1a trial for cobiprostone in the second quarter of 2013
+ Initiated a phase 1b trial for cobiprostone on October 31

Spinal Stenosis
+ Completed our spinal stenosis phase 2a, double-blind, placebo-controlled trial for our IV ion channel activator for LSS

Financial Results for the Quarter

For the fourth quarter of 2013, Sucampo reported total revenue of $24.5 million compared to $34.9 million for the same period in 2012, a decrease of approximately 29.8% or $10.4 million. The decrease in revenue compared to the prior year was primarily driven by the receipt of a $15.0 million milestone payment in the fourth quarter of 2012 associated with the launch of AMITIZA in Japan. Excluding the impact of the milestone payment, revenue increased $4.6 million in the fourth quarter of 2013 versus the prior year. The key components of revenue for the fourth quarter included R&D revenue of $4.1 million, product royalty revenue of $14.8 million, product sales revenue of $5.4 million and co-promotion revenue of nil which compare to $15.1 million, $14.2 million and $5.0 million and $0.3 million, respectively, in the same period of 2012.

For the full year 2013, Sucampo reported total revenue of $89.6 million, compared to $81.5 million for the full year 2012, a growth of approximately 9.9%. The key components of total revenue for the full year 2013 were product royalty revenue of $52.1 million, R&D revenue of $20.4 million, product sales revenue of $16.4 million and co-promotion revenue of $0.1 million which compare to $50.7 million, $21.5 million, $5.0 million and $3.6 million, respectively, for the full year 2012.

U.S. net sales of AMITIZA, as reported to us by our partner, Takeda, for royalty calculation purposes, increased 4.6% to $78.0 million for the fourth quarter of 2013 and 3.8% to $282.1 million for the full year 2013, compared to $74.6 million and $271.9 million respectively in the same periods of 2012.

Cost of Goods Sold

Cost of goods sold relates to purchase and distribution costs of Sucampo's products sold by Sucampo, including changes in inventory provisions for excess and obsolete inventory. Cost of goods sold were $2.9 million for the fourth quarter of 2013, compared to $3.0 million for the fourth quarter of 2012, a decrease of $0.1 million. Cost of goods sold were $12.4 million for the full year 2013, compared to $3.0 million for the prior year period, an increase of $9.4 million. The increase in cost of goods sold relates to drug product sales of AMITIZA in Japan and Europe and RESCULA in the U.S. During the full year of 2013, Sucampo recorded a non-cash write-off of its RESCULA inventory of $3.0 million to reflect excess quantities of dated product. The excess inventory was largely a result of the necessity to pre-order product in advance of FDA approval due to a planned change in manufacturing facility and lower than anticipated sales within the useful life of the dated product.

Operating Expenses

R&D expenses, comprised of expenses for clinical development of the lubiprostone pediatric indication and liquid formulation, phase 1 trial expenses for oral mucositis, and clinical development expenses for Sucampo's lumbar spinal stenosis program, were $7.0 million for the fourth quarter of 2013, compared to $7.1 million for the same period of 2012. For the full year 2013, R&D expenses were $21.5 million, compared to $21.3 million for the prior year period. The increase in expenses was primarily due to the higher costs associated with clinical development of Sucampo's phase 2a trial for lumbar spinal stenosis and of the lubiprostone pediatric indication and liquid formulation, partially offset by lower costs associated with Sucampo's terminated collaboration with Numab AG.

G&A expenses were $6.8 million for the fourth quarter of 2013, compared to $7.6 million for the same period of 2012, a decrease of $0.8 million or 10.3%. G&A expenses were $25.4 million for the full year 2013, compared to $30.2 million for the prior year period, a decrease of $4.7 million or 15.7%. For the full year period, the decrease in G&A expense was primarily due to lower legal, consulting and other professional expenses as a result of the conclusion of certain legal matters in 2012, as well as expense reductions from 2013 productivity initiatives.

S&M expenses were $5.1 million for the fourth quarter of 2013, compared to $4.2 million for the fourth quarter of 2012.Selling and marketing expenses were $21.1 million for the full year 2013 compared to $18.7 million for the prior year period. For the full year period, the increase in selling and marketing expenses relates primarily to launch and restructuring costs for RESCULA and a $1.5 million non-cash write-off recorded for excess RESCULA samples, partially offset by non-recurring pre-commercialization planning activities for AMITIZA and RESCULA that occurred in 2012 that did not occur in 2013.

Net Income

Net income for the fourth quarter was $2.2 million, compared to net income of $13.5 million for 2012. For the quarter, the decrease was due to the receipt of a $15 million milestone in the fourth quarter of 2012 that did not occur in 2013.  For the full year 2013, net income was $6.4 million, compared to net income of $4.8 million for 2012.

Earnings Excluding Special Items

Net income excluding special items for the fourth quarter of 2013 was $2.4 million, or $0.06 per diluted share, compared to net income of $13.5 million, or $0.32 per diluted share, in the fourth quarter of 2012. Net income excluding special items for the full year 2013 was $9.4 million, or $0.22 per diluted share, compared to net income of $4.8 million, or $0.12 per diluted share, for 2012.

Non-GAAP (generally accepted accounting principles) EPS for the fourth quarter and full year 2013 of $0.06 and $0.22, respectively, exclude RESCULA inventory, sample non-cash write-off costs, and restructuring costs.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow.

	Three Months Ended December 31,	Year Ended December 31,
(In thousands, except per share data)	2013	2013
EPS
GAAP Diluted EPS	$ 0.05	$ 0.15
Difference[3]	0.01	0.07
Non-GAAP Diluted EPS that exclude RESCULA inventory/samples non-cash write-off and restructuring costs[1]	0.06	0.22

Net income
GAAP net income[2]	$ 2,153	$ 6,419
Difference	267	2,983
Non-GAAP net income that excludes RESCULA inventory/samples non-cash write-off and restructuring cost[1,2]	2,420	9,402

Decrease in net income due to excluded items:
Net decrease in income before income taxes	$ 445	$ 4,972
Estimated income tax benefit	(178)	(1,989)
Decrease in net income	267	2,983

3.Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At December 31, 2013, cash, cash equivalents, restricted cash and investments were $95.9 million, compared to $91.4 million at December 31, 2012. At December 31, 2013, notes payable were $52.7 million, compared to $52.9 million at December 31, 2012, including current notes payable of $26.9 million at December 31, 2013, and $19.1 million at December 31, 2012.

Stock Repurchase Plan

During the full year 2013, Sucampo repurchased 67,762 shares at a cost of $0.3 million. During the fourth quarter, Sucampo made no share repurchases under this program. Since inception, Sucampo has repurchased approximately $2.3 million of its common stock.

Cantor Sales Agreement

As previously disclosed, on January 11, 2013, Sucampo entered into a sales agreement with Cantor Fitzgerald & Co. (Cantor Sales Agreement), which enables Sucampo to offer and sell shares of the Sucampo's class A common stock with aggregate class A common stock sales of up to $20.0 million, from time to time through Cantor Fitzgerald & Co. as our sales agent. Sales of class A common stock under the Cantor Sales Agreement are made in sales deemed to be "at-the-market" equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended. Cantor Fitzgerald & Co. is entitled to receive a commission rate of 3.0% of gross sales in connection with the sale of Sucampo's class A common stock sold on Sucampo's behalf. From November 22, 2013 through December 31, 2013, Sucampo had sold through the Cantor Sales Agreement an aggregate of 749,383 shares of Sucampo's class A common stock, and received gross proceeds of approximately $5.3 million, before deducting issuance expenses.

Future Guidance

Sucampo today affirmed its earnings guidance for 2014. Sucampo expects to be profitable in 2014 and expects to issue more specific guidance soon.

Company to Host Conference Call Today

In conjunction with this fourth quarter financial and operating results press release, Sucampo will host a conference call today at 5:00 pm Eastern. To participate on the live call, please dial 877-280-4955 (domestic) or 857-244-7312 (international), and provide the participant passcode 98843095, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), with the passcode 42236766.

Investors interested in accessing the live audio webcast of the teleconference may do so at http://investor.sucampo.com and should log on before the teleconference begins in order to download any software required. The archive of the teleconference will remain available for 30 days.

About lubiprostone (AMITIZA®)

AMITIZA (lubiprostone) is a prostone, a locally acting chloride channel activator, indicated for the treatment of CIC in adults and OIC in adults with chronic, non-cancer pain (24 mcg twice daily) and for IBS-C (8 mcg twice daily) in women 18 years of age and older in the U.S. In Japan, lubiprostone (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In Switzerland, lubiprostone (24 mcg twice daily) is indicated for the treatment of CIC. In the U.K., lubiprostone (24 mcg twice daily) is indicated for the treatment of CIC and associated symptoms in adults.

About unoprostone isopropyl (RESCULA®)

In 2009 and 2011, Sucampo acquired development and commercialization rights to unoprostone isopropyl throughout the world except in Japan, Korea, Taiwan and the People's Republic of China. Unoprostone isopropyl 0.12% (trade named RESCULA) first received marketing authorization in 1994 in Japan and was subsequently approved in over 40 countries, including approval in 2000 by the FDA. RESCULA (unoprostone isopropyl ophthalmic solution) 0.15% is indicated for the lowering of intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension in the U.S.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the discovery, development and commercialization of drugs based on ion channel activators knows as prostones. Discovered by the company's scientific founder, prostones are naturally occurring fatty acid metabolites with unique physiological activities. Sucampo has two marketed products – AMITIZA and RESCULA – and a pipeline of prostone-based product candidates in clinical development. A global company, Sucampo is headquartered in Bethesda, Maryland, and has operations in the U.K., Switzerland and Japan. For more information, please visit www.sucampo.com.

The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG.

AMITIZA is a registered trademark of Sucampo AG. RESCULA is a registered trademark of R-Tech Ueno, Ltd, and has been licensed to Sucampo AG.

Follow us on Twitter (@Sucampo_Pharma). Follow us on LinkedIn (Sucampo Pharmaceuticals).

Twitter   LinkedIn

Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, future financial and operating results, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 10-K as well as its fillings on Form 10-Q and 8-K, which Sucampo incorporates by reference.

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Revenues:
Research and development revenue	$ 4,066	$ 15,127	$ 20,354	$ 21,545
Product royalty revenue	14,829	14,175	52,100	50,696
Product sales revenue	5,431	5,037	16,425	5,037
Co-promotion revenue	--	323	61	3,576
Contract and collaboration revenue	164	200	654	633
Total revenues	24,490	34,862	89,594	81,487

Cost and expenses:
Cost of goods sold	2,945	3,030	12,402	3,030
Research and development	6,996	7,090	21,524	21,292
General and administrative	6,778	7,559	25,413	30,157
Selling and marketing	5,092	4,217	21,059	18,691
Total costs and expenses	21,811	21,896	80,398	73,170

Income from operations	2,679	12,966	9,196	8,317
Non-operating income (expense):
Interest income	61	61	124	179
Interest expense	(445)	(566)	(1,894)	(2,346)
Other income (expense), net	1,145	875	2,921	1,602
Total non-operating income (expense), net	761	370	1,151	(565)

Income before income taxes	3,440	13,336	10,347	7,752
Income tax benefit (provision)	(1,287)	196	(3,928)	(2,916)
Net income	$ 2,153	$ 13,532	$ 6,419	$ 4,836

Net income per share:
Basic net income per share	$ 0.05	$ 0.33	$ 0.15	$ 0.12
Diluted net income per share	$ 0.05	$ 0.32	$ 0.15	$ 0.12
Weighted average common shares outstanding - basic	41,929	41,553	41,716	41,660
Weighted average common shares outstanding - diluted	42,986	41,991	42,544	41,785

Comprehensive income (loss):
Net income	$ 2,153	$ 13,532	$ 6,419	$ 4,836
Other comprehensive income gain (loss):
Unrealized loss on investments, net of tax effect	18	13	2	36
Foreign currency translation	(180)	43	(567)	(1,724)
Comprehensive income	$ 1,991	$ 13,588	$ 5,854	$ 3,148

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share data)

	December 31,
	2013	2012
ASSETS:

Current assets:
Cash and cash equivalents	$ 44,102	$ 52,022
Investments, current	16,003	6,035
Product royalties receivable	14,829	14,175
Unbilled accounts receivable	1	732
Accounts receivable, net	5,407	1,360
Prepaid and income taxes receivable	9	--
Deferred tax assets, current	2,028	874
Deferred charge, current	673	673
Restricted cash, current	26,115	15,113
Inventory	209	--
Prepaid expenses and other current assets	3,977	1,930
Total current assets	113,353	92,914

Investments, non-current	7,219	14,408
Property and equipment, net	1,156	1,540
Intangible assets, net	6,438	7,415
Deferred tax assets, non-current	1,212	1,654
Deferred charge, non-current	4,540	5,213
Restricted cash, non-current	2,471	3,832
Other assets	584	820
Total assets	$ 136,973	$ 127,796

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$ 7,614	$ 5,496
Accrued expenses	5,682	10,595
Deferred revenue, current	1,365	3,700
Income tax payable	701	148
Notes payable, current	26,892	19,129
Other current liabilities	358	1,003
Total current liabilities	42,612	40,071

Notes payable, non-current	25,828	33,722
Deferred revenue, non-current	6,169	7,093
Deferred tax liability, non-current	2,066	2,627
Other liabilities	2,150	1,253
Total liabilities	78,825	84,766

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at December 31, 2013 and 2012; no shares issued and outstanding at December 31, 2013 and 2012	--	--
Class A common stock, $0.01 par value; 270,000,000 shares authorized at December 31, 2013 and 2012; 43,315,749 and 41,964,905 shares issued and outstanding at December 31, 2013 and 2012, respectively	432	420
Additional paid-in capital	72,109	62,521
Accumulated other comprehensive income	15,601	16,166
Treasury stock, at cost; 524,792 and 457,030 shares	(2,313)	(1,977)
Accumulated deficit	(27,681)	(34,100)
Total stockholders' equity	58,148	43,030
Total liabilities and stockholders' equity	$ 136,973	$ 127,796

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)

(In thousands)	Americas	Europe	Asia	Consolidated
Three Months Ended December 31, 2013
Research and development revenue	$ 4,066	$ --	$ --	$ 4,066
Product royalty revenue	14,829	--	--	14,829
Product sales revenue	279	25	5,127	5,431
Co-promotion revenue	--	--	--	--
Contract and collaboration revenue	142	12	10	164
Total revenues	19,316	37	5,137	24,490
Cost of goods sold	123	3	2,819	2,945
Research and development expenses	4,644	1,138	1,214	6,996
Depreciation and amortization	193	168	10	371
Other operating expenses	8,543	2,526	430	11,499
Income (loss) from operations	5,813	(3,798)	664	2,679
Interest income	58	3	--	61
Interest expense	(1,427)	1,024	(42)	(445)
Other non-operating expense, net	(5)	3	1,147	1,145
Income (loss) before income taxes	$ 4,439	$ (2,768)	$ 1,769	$ 3,440
Capital expenditures	$ --	$ (5)	$ 20	$ 15

(In thousands)	Americas	Europe	Asia	Consolidated
Three Months Ended December 31, 2012
Research and development revenue	$ 311	$ (74)	$ 14,890	$ 15,127
Product royalty revenue	14,175	--	--	14,175
Product sales revenue	--	14	5,023	5,037
Co-promotion revenue	323	--	--	323
Contract and collaboration revenue	141	46	13	200
Total revenues	14,950	(14)	19,926	34,862
Cost of goods sold	98	9	2,923	3,030
Research and development expenses	1,559	4,166	1,365	7,090
Depreciation and amortization	118	255	10	383
Other operating expenses	8,935	417	2,041	11,393
Income (loss) from operations	4,240	(4,861)	13,587	12,966
Interest income	56	4	1	61
Interest expense	--	(527)	(39)	(566)
Other non-operating income (expense), net	10	(269)	1,134	875
Income (loss) before income taxes	$ 4,306	$ (5,653)	$ 14,683	$ 13,336
Capital expenditures	$ 108	$ 25	$ --	$ 133

Year Ended December 31, 2013
Research and development revenue	$ 20,354	$ --	$ --	$ 20,354
Product royalty revenue	52,100	--	--	52,100
Product sales revenue	556	62	15,807	16,425
Co-promotion revenue	61	--	--	61
Contract and collaboration revenue	566	46	42	654
Total revenues	73,637	108	15,849	89,594
Cost of goods sold	3,588	15	8,799	12,402
Research and development expenses	11,090	5,445	4,989	21,524
Depreciation and amortization	736	716	36	1,488
Other operating expenses	35,911	5,900	3,173	44,984
Income (loss) from operations	22,312	(11,968)	(1,148)	9,196
Interest income	112	11	1	124
Interest expense	(1,427)	(302)	(165)	(1,894)
Other non-operating expense, net	(14)	(166)	3,101	2,921
Income (loss) before income taxes	$ 20,983	$ (12,425)	$ 1,789	$ 10,347
Capital expenditures	$ 40	$ 105	$ 23	$ 168

Year Ended December 31, 2012
Research and development revenue	$ 6,189	$ --	$ 15,356	$ 21,545
Product royalty revenue	50,696	--	--	50,696
Product sales revenue	--	14	5,023	5,037
Co-promotion revenue	3,576	--	--	3,576
Contract and collaboration revenue	565	16	52	633
Total revenues	61,026	30	20,431	81,487
Cost of goods sold	98	9	2,923	3,030
Research and development expenses	7,809	9,571	3,912	21,292
Depreciation and amortization	484	964	40	1,488
Other operating expenses	41,410	2,993	2,957	47,360
Income (loss) from operations	11,225	(13,507)	10,599	8,317
Interest income	161	16	2	179
Interest expense	--	(2,183)	(163)	(2,346)
Other non-operating expense, net	77	(187)	1,712	1,602
Income (loss) before income taxes	$ 11,463	$ (15,861)	$ 12,150	$ 7,752
Capital expenditures	$ 401	$ 3,470	$ --	$ 3,871
CONTACT: Sucampo Pharmaceuticals, Inc.
         Silvia Taylor
         Senior Vice President, Investor Relations and
         Corporate Communications
         1-240-223-3718
         staylor@sucampo.com